Exhibit 21.1
List of Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
Entegra-NHF Holdco, LLC	Delaware
NexPoint Diversified Real Estate Trust OP GP, LLC	Delaware
NexPoint Diversified Real Estate Trust Operating Partnership, L.P.	Delaware
NexPoint Dominion Land, LLC	Delaware
NexPoint Real Estate Capital, LLC	Delaware
NexPoint Real Estate Opportunities, LLC	Delaware
NHF TRS, LLC	Delaware
CP Equity Owner, LLC	Delaware
CP Tower Owner, LLC	Delaware
CP Equity Hotel Owner, LLC	Delaware
CP Hotel TRS, LLC	Delaware